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                                                     Exhibit 99.1

                                                    March 5, 1999

       Allegheny Energy Announces Share Repurchase Program

     Our Board of Directors yesterday approved the repurchase of common stock worth up to $500 million. The Company expects to begin repurchasing stock this month.

     Allegheny Energy stock finished 1998 at 34-1/2, with the price moving lower in January and February. The Company wants to repurchase the shares while the price remains lower so that the $500 million earmarked for the repurchase program can be used to buy more shares. We plan to place the stock we acquire into our corporate treasury.

     "These levels provide an attractive opportunity for the Company to begin a repurchase program as soon as possible, in anticipation of the receipt, later this year, of proceeds from transition bonds," according to Al Noia. "And, given our strategy for future success as outlined in our Annual Report, it makes sense to purchase Allegheny Energy common stock."

     We believe that news of our stock buyback should be received favorably on Wall Street. Stock repurchases often push stock prices higher. That's because by reducing the number of shares of stock outstanding, earnings are divided by a smaller number of shares. And higher earnings per share typically correlate to higher stock prices.

     We plan to raise the $500 million for the repurchase program as part of our Pennsylvania restructuring activities. Our Pennsylvania subsidiary, West Penn Power, will issue about $670 million in transition bonds in July 1999 in accordance with its 1998 restructuring settlement. That settlement, approved by the Pennsylvania Public Utility Commission, allows the Company to recover $670 million in transition costs that may prove unrecoverable in a competitive environment.

     Because the Company wants to buy back our stock now while prices are lower - instead of waiting until summer when we have the money and share prices may have climbed - we may incur more short-term indebtedness.

     In addition to the repurchase of our common stock, we plan to retire debt with a portion of the bond proceeds, which will reduce interest-related costs.